                                                                       EXHIBIT 8

                                [Letterhead of]
                          CRAVATH, SWAINE & MOORE LLP
                               [New York Office]


                                                                 October 4, 2004


                                 MILACRON INC.
                      RIGHTS TO PURCHASE UP TO 16,300,000
                             SHARES OF COMMON STOCK
                               AT $2.00 PER SHARE




Ladies and Gentlemen:

     We have acted as special U.S. Federal tax counsel for Milacron Inc. ("Milacron") in connection with the issuance of rights to purchase up to 16,300,000 shares of Milacron common stock at $2.00 per share (the "Rights Offering") to holders of Milacron common stock (other than any Milacron common stock received upon conversion of Milacron convertible preferred stock) as of 5:00 p.m., New York City time, on October 18, 2004.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Registration Statement on Form S-1, as amended (Registration No. 333-116892) (the "Registration Statement"), for the registration of the rights filed by Milacron under the Securities Act of 1933, as amended, with the Securities and Exchange Commission. We have assumed that all facts and representations described in the Registration Statement are true, accurate and complete, and our opinion is conditioned on the accuracy and completeness of such facts and representations.

     Based upon the foregoing, we hereby confirm that the discussion set forth in the Registration Statement under the heading "Certain U.S. Federal Income Tax Consequences", to the extent it purports to constitute our opinion, in fact does constitute our opinion.

     Our opinions are based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal

Revenue Service and case law, any of which may be changed at any time, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Rights Offering, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. In addition, our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Rights Offering.

     This opinion is being provided for the benefit of Milacron so that Milacron may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act.

                                   Very truly yours,
                                   /s/ Cravath, Swaine & Moore LLP
Milacron Inc.
     2090 Florence Avenue
           Cincinnati, OH 45206